Exhibit 99.1

Exicure, Inc. Provides Update on Corporate Progress and Second Quarter 2018 Financial Results

SKOKIE, Ill. - August 6, 2018 - Exicure, Inc. (OTCQB:XCUR), the pioneer in gene regulatory and immunotherapeutic drugs utilizing three-dimensional, spherical nucleic acid (SNA™) constructs, today reported financial results for the second quarter ended June 30, 2018, and provided an update on corporate progress.

“With the addition of a new COO and the topical dosing of XCUR17 in patients with mild to moderate psoriasis, Exicure continues to make progress on our mission,” said Dr. David Giljohann, Chief Executive Officer of Exicure. “In June of 2018, we released data at the Cure SMA Annual Conference demonstrating the use of Exicure’s SNA technology in Spinal Muscular Atrophy mouse models. Based on the results of this preclinical study, we intend to further pursue our early stage research activities in neurological applications,” added Dr. Giljohann.

Corporate Progress

•	Began trading on OTCQB market under the ticker symbol XCUR.

•	Announced the addition of Matthias Schroff as Chief Operating Officer. Dr. Schroff previously served as CEO of Vaximm and Mologen.

•	Commenced topical dosing in our Phase 1 clinical trial for XCUR17 in patients with mild to moderate psoriasis.

•
Presented pre-clinical data demonstrating the performance of Exicure’s SNA compound designed for use in spinal muscular atrophy at the Cure SMA Annual Conference with collaborators at The Ohio State University Wexner Medical Center.

•	Completed third cohort of volunteers in our AST-008 trial and announced the planned enrollment of a Phase 1b/2 trial expected to commence in late 2018 in combination with checkpoint inhibitors.

Pre-Clinical Updates

In June, Exicure and The Ohio State University Wexner Medical Center presented a poster at the Cure SMA Annual Conference titled: “Nusinersen in spherical nucleic acid (SNA) format improves efficacy both in vitro in SMA patient fibroblasts and in Δ7 SMA mice and reduces toxicity in mice.” It was observed in the preclinical study that nusinersen in SNA format prolonged survival by four-fold (maximal survival of 115 days compared to 28 days for nusinersen-treated mice) as well as doubled the levels of healthy full-length SMN2 mRNA and protein in SMA patient fibroblasts when compared to nusinersen.

Pipeline Updates

AST-008: AST-008 is an SNA consisting of toll-like receptor 9 (TLR9) agonists designed for immuno-oncology applications. The Phase 1 clinical trial of AST-008 evaluates the safety, tolerability, pharmacokinetics, and pharmacodynamics of AST-008 by subcutaneous administration in healthy volunteers. This trial is expected to be completed in the third quarter of 2018. We currently anticipate preparing and commencing a Phase 1b/2 clinical trial for AST-008 in combination with checkpoint inhibitors in late 2018.

XCUR17: XCUR17 is an antisense SNA that targets the mRNA encoding IL-17RA, a protein that is considered essential in the initiation and maintenance of psoriasis. Our Phase 1 trial of XCUR17 is a microplaque study in patients with mild to moderate psoriasis. We have dosed 19 of the prospective 25 patients. Full enrollment and trial completion is expected during the fourth quarter.

AST-005: AST-005 is an SNA containing TNF antisense oligonucleotides and is intended to be applied in a gel to psoriatic lesions. AST-005 is the subject of our collaboration with Purdue Pharma L.P. Purdue Pharma notified Exicure that it has declined to exercise its option to develop AST-005 at this time, but that it also intends to retain rights relating to the TNF target. Purdue reserves its right to continue joint development, with Exicure, of new anti-TNF drug candidates and to retain its exclusivity and other rights to AST-005.

Second Quarter 2018 Financial Results and Financial Guidance

Cash Position: As of June 30, 2018, Exicure had cash and cash equivalents of $16.4 million compared to $25.8 million as of December 31, 2017.

Research and Development (R&D) Expenses: Research and development expenses were $3.8 million for the three months ended June 30, 2018, compared to $3.3 million for the three months ended June 30, 2017. The increase in research and development expense of $0.5 million was primarily due to higher employee related expenses resulting from the hire of our Chief Operating Officer and higher platform discovery expenses attributable to costs necessary to maintain our intellectual property portfolio. Clinical development expenses were nearly flat quarter over quarter.

General and Administrative (G&A) Expenses: General and administrative expenses were $2.0 million for the quarter ended June 30, 2018, compared to $2.1 million for the quarter ended June 30, 2018. The decrease in general and administrative expenses of $0.1 million reflects the net change attributable to a decrease in legal and accounting expenses due to the absence of certain financing expenses incurred during 2017 offset by an increase in costs attributable to being a public company.

Net Loss: Net loss was $6.8 million for the quarter ended June 30, 2018, compared to net loss of $3.0 million for the quarter ended June 30, 2017. The $3.8 million increase in net loss is due principally to a decrease in revenue of $2.7 million that mostly reflects the absence of revenue recognized in the prior period related to the amortization of the upfront payment, and certain reimbursable research and development activities, under the Purdue Collaboration. In addition, we had an increase in Other Loss of $0.8 million principally due to the fair value adjustment of our common stock warrant liability.

Cash Runway Guidance: Exicure believes that, based on its current operating plans and estimates of expenses, as of the date of this press release, its existing cash and cash equivalents as of June 30, 2018, will be sufficient to meet its anticipated cash requirements through March 31, 2019.

About Exicure, Inc.

Exicure, Inc. is a clinical stage biotechnology company developing a new class of immunomodulatory and gene regulating drugs against validated targets. Exicure's proprietary 3-dimensional, spherical nucleic acid (SNA™) architecture unlocks the potential of therapeutic oligonucleotides in a wide range of cells and tissues. Exicure's lead programs address inflammatory diseases, genetic disorders and oncology. Exicure is based outside of Chicago, IL. www.exicuretx.com

Forward Looking Statements

This press release contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company, cash requirements and runway, the Company’s technology, potential therapies, clinical and regulatory objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: unexpected costs, charges or expenses that reduce cash runway; that Exicure’s pre-clinical programs do not advance into the clinic or result in approved products on a timely or cost-effective basis or at all; regulatory developments; and the ability of Exicure to protect its intellectual property rights. Exicure’s pipeline programs are in various stages of pre-clinical and clinical development, and the process by which such pre-clinical or clinical therapeutic candidates could potentially lead to an approved therapeutic is long and subject to significant risks and uncertainties. Risks facing the Company and its programs are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Media Contacts:

MacDougall Biomedical Communications
Karen Sharma, 781-235-3060
ksharma@macbiocom.com

The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,380	$25,764
Accounts receivable	22	—
Unbilled revenue receivable	2	13
Receivable from related party	46	17
Prepaid expenses and other assets	1,623	1,844
Total current assets	18,073	27,638
Property and equipment, net	1,206	1,317
Other noncurrent assets	64	32
Total assets	$19,343	$28,987
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,570	$—
Accounts payable	1,045	1,049
Accrued expenses and other current liabilities	1,652	1,273
Current portion of deferred revenue	—	1,034
Total current liabilities	4,267	3,356
Long-term debt, net	3,333	4,855
Common stock warrant liability	1,566	523
Other noncurrent liabilities	275	278
Total liabilities	$9,441	$9,012

Stockholders’ equity:
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 39,454,821 issued and outstanding, June 30, 2018; 39,300,823 shares issued and outstanding, December 31, 2017	4	4
Additional paid-in capital	54,813	53,586
Accumulated deficit	(44,915)	(33,615)
Total stockholders' equity	9,902	19,975
Total liabilities and stockholders’ equity	$19,343	$28,987

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended, June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Collaboration revenue	$19	$2,695	$55	$5,127
Total revenue	19	2,695	55	5,127
Operating expenses:
Research and development expense	3,835	3,301	7,110	6,789
General and administrative expense	1,988	2,110	4,033	3,536
Total operating expenses	5,823	5,411	11,143	10,325
Operating loss	(5,804)	(2,716)	(11,088)	(5,198)
Other income (expense), net:
Interest expense	(166)	(211)	(327)	(415)
Other income (loss), net	(855)	(57)	(919)	(23)
Total other income (loss), net	(1,021)	(268)	(1,246)	(438)
Net loss	$(6,825)	$(2,984)	$(12,334)	$(5,636)

Basic and diluted loss per common share	$(0.17)	$(15.70)	$(0.31)	$(31.31)
Basic and diluted weighted-average common shares outstanding	39,454,821	190,084	39,406,324	179,995